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                     COMPUTATION OF PER SHARE EARNINGS



                                  EXHIBIT 11.1

             Statement Regarding Computation of Per Share Earnings

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Computation of Earnings Per Share
---------------------------------

The following formula was used to calculate the earnings per share, page 29, Consolidated Statements of Income for the year ended December 31, 1996, 1995 and 1994, included in this report as Exhibit 13.1.

             (Calculation)                           (Ratio)

Net Income / Weighted average shares of common stock outstanding for the period = Earnings Per Share

                                               December 31,
                                  1996            1995           1994
                               ----------      ----------     ----------
Weighted Average
Shares Outstanding                806,107         806,107        806,109

Net Income                     $1,643,994      $1,470,347     $1,287,713

Per Share Amount                    $2.04           $1.82          $1.60

No common stock equivalents exist, therefore primary and fully diluted earnings per share are the same.

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